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                                 Exhibit 10(o)


                         Agreement Between the Company
                         and Franz A. Loehr Dated as of
                                August 31, 1994
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                                August 31, 1994





Mr. Franz A. Loehr
Mommenstrasse 109
5000 Koln 41

Dear Franz:

      This letter will set forth the consulting arrangement between you and A. Schulman GmbH (hereinafter "Schulman").

      You and Schulman have agreed as follows:

CONSULTING

      For the two (2) year period beginning September 1, 1994, and ending August 31, 1996 (the "Consulting Period"), you will serve as a special consultant for Schulman and will consult with Schulman on such matters as Schulman may request from time to time. In particular, you will assist Schulman in maintaining good relations and contacts with suppliers and customers, and you will introduce Schulman personnel to your contacts at Schulman's suppliers and customers. Part of your consulting activities will also consist of assisting Schulman in the transition of leadership from you to new managers of Schulman.

      In performing your consulting duties, you will make yourself available on a reasonable basis during such times and at such places in Western Europe as Schulman may request from time to time, and Schulman will provide you with such reasonable access to the records of, and other information relative to, its operations as you in the proper discharge of your consulting duties may require. However, you will not be required to relocate your home or office from Cologne.

COMPENSATION

      In consideration of the consulting services provided by you,
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Schulman will pay you a fee (the "Consulting Fee") in an amount equal to the equivalent of USD 75,000 per year (based on the September 1, 1994 exchange rate) for each year during the Consulting Period. Monthly, at the beginning of each month, you will submit invoices to Schulman for one-twelfth (1/12th) of the yearly Consulting Fee plus expense reimbursement in respect of expenses incurred by you during the preceding month as provided in paragraph 4, below. Such invoices, in addition, will include a separate charge for any applicable value added tax. All amounts due will be paid to you within fifteen (15) days after the date of invoice or as you and Schulman otherwise mutually shall agree.

      The exchange rate of USD to German marks on September 1, 1994, will be used to fix the compensation in German marks. No fluctuations in exchange rates after September 1, 1994, will affect the amounts payable hereunder.

      In addition to the Consulting Fee, during the Consulting Period you will continue to have the use of your current Schulman-owned automobile. Schulman will continue to pay or reimburse you for reasonable expenses related to the automobile, such as gasoline, maintenance and insurance. You agree to keep the automobile appropriately maintained and insured during the Consulting Period. At the end of the Consulting Period, at your option, Schulman will transfer (at a cost of USD 100) the automobile to you, provided that you pay all costs and expenses (including applicable taxes) associated with such transfer. Since you were a former employee of the A. Schulman Group, you also will be entitled to your bonus for the fiscal year ending August 31, 1994, which will be paid to you in the customary manner or as we otherwise mutually agree.

      Schulman also will provide you with office space in Schulman's Sindorf facility and with reasonable clerical assistance.

DEATH OR DISABILITY: SICKNESS

      In the event of your death or disability prior to the end of the Consulting Period, this Agreement will terminate. As used in this paragraph, the term disability means a mental or physical infirmity which prevents you from performing your duties under this Agreement for a period in excess of ninety
(90) consecutive days in any twelve (12) month period.

REIMBURSEMENT OF EXPENSES

      Schulman also will reimburse you for reasonable and properly documented out-of-pocket expenses incurred by you and approved by Schulman's General Manager in performing services for Schulman hereunder.
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NON-COMPETE AND NON-DISPARAGEMENT

      During the Consulting Period, you will not, either directly or indirectly, engage in, or assist others in engaging in, any business which competes with the current business of Schulman, A. Schulman, Inc. (the "Parent") or any subsidiary or affiliate of Schulman or the Parent (Schulman, the Parent and such entities being herein referred to collectively as the "Companies" and individually as a "Company"). In addition, you will not assist or induce any employee of the Companies to terminate his or her employment.

      Furthermore, Schulman, for itself and the Parent on the one hand, and you on the other hand, agree that, after the date hereof, each will not defame or disparage the other or make any derogatory remarks to any persons concerning the financial or business capabilities of the other, nor will you defame, disparage or make any derogatory remarks about any shareholder, director, officer or agent of Schulman or the Parent.

TRADE SECRETS

      You confirm and agree that all of the trade secrets, as that term is understood in business parlance, of the Companies, including, but not limited to, business plans, customer lists, financial or computer data, marketing methods, formulae, and production methods, are, and shall remain, the exclusive property of the Companies and shall not be used by you except in connection with the performance of your consulting duties for Schulman.

REMEDIES

      You agree that in the event that you violate the provisions of paragraphs 5 or 6, above, the Companies may suffer damages which are not compensable by the payment of money alone. Therefore, you agree that if you violate any of the provisions of paragraphs 5 or 6, any of the Companies will be entitled to immediate injunctive relief, in addition to any other rights and remedies they may have.

SEVERABLE PROVISIONS

      The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and a partially unenforceable provision, to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable. In the event that any provision of this Agreement is deemed unenforceable, Schulman and you agree that a court of competent jurisdiction will have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law, and will abide by what said court determines.
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INDEPENDENT CONTRACTOR ONLY

      You are being retained by Schulman only for the purposes and to the extent set forth in this Agreement, and your relationship with Schulman is that of an independent contractor. You will be solely responsible for all taxes (including, without limitation, social security taxes as imposed on a self-employed individual) and other governmental obligations arising out of your performance of services and the payments to be made to you hereunder. You will indemnify and hold Schulman harmless from and against any liability to pay any such taxes or obligations.

      From and after August 31, 1994, none of the Companies will have any obligation to pay you any further salary, benefits or other compensation or remuneration whatsoever except for (i) any pension or other benefits arising out of your prior employment and accrued prior to August 31, 1994, and (ii) the payments to be made hereunder. Specifically, none of the Companies will be responsible to pay or reimburse you for legal, accounting or other professional fees incurred by you after August 31, 1994.

RESIGNATION; RETURN OF SHARES

      Effective as of August 31, 1994, you will resign from all Boards of Directors of the Companies on which you serve, except that of the Parent. In addition, you will deliver to Schulman free of charge all shares of stock or other interests in any of the Companies or any other entity which are being held by you as a nominee on behalf of any Company. Such shares or interests will be accompanied by such documents or instruments as are necessary effectively to vest title therein in Schulman or any nominee of Schulman, as Schulman shall direct. It is agreed and understood that during the period of this Agreement, i.e., until August 31, 1996, if you should then be serving as a Director of the Parent, you will not receive any additional compensation for your service as a Director. However, the Parent will reimburse you for all reasonable expenses you incur in connection with your service as a Director.

MISCELLANEOUS

      This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, personal representatives, successors and assigns and supersedes all prior agreements and understandings between the parties concerning the subject matter hereof and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by a party against whom the same is sought to be enforced. This Agreement shall be governed by and construed in accordance with the laws of Germany.
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      If this Agreement sets forth correctly our understanding, please sign the enclosed counterpart and return it to the undersigned.

                                  Sincerely yours,

                                        A. SCHULMAN GMBH


/s/Terry L. Haines            /s/Robert A. Stefanko           /s/Rene Rombouts
------------------            ---------------------           ----------------
Terry L. Haines               Robert A. Stefanko              Rene Rombouts


AGREED TO AND ACCEPTED:


/s/Franz A. Loehr                 Dated as of:      August 31   , 1994
-----------------                              -----------------
FRANZ A. LOEHR